Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-099565

PROSPECTUS SUPPLEMENT NO. 6 TO PROSPECTUS DATED JANUARY 15, 2003

of
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Relating to
Resales by Selling Securityholders
of
5% Convertible Senior Notes
and Shares of Common Stock Issuable upon Conversion of the Senior Notes

        This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

Selling Holder	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
BNP Paribas Equity Strategies, SNC	$1,172,000	82,997	48,151	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	676,000	27,773	27,773	0
Morgan Stanley Fundamental Value Fund	300,000	12,325	12,325	0
Putnam Convertible Income-Growth Trust	8,482,000	348,479	348,479	0
Sturgeon Limited (1)	152,000	6,244	6,244	0

*
Less than one percent of the issued and outstanding shares of our common stock.

(1)
CooperNeff Advisors, Inc. exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder. Daniel O'Shaughnessy is its Chief Investment Officer.

Prospectus Supplement dated May 20, 2003